Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Apotheca Biosciences, Inc.

We consent to the inclusion in the foregoing Registration Statement of Apotheca Biosciences, Inc. (the “Company”) on Amendment No.1 to Form S-1 of our report dated May 17, 2018 relating to our audit of the balance sheet as of January 31, 2018, and statements of operations, stockholders’ deficit and cash flows for the year then ended. Our report dated May 17, 2018, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

December 6, 2018